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                                                                   EXHIBIT 23.02



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83585 and 333-13977 on Form S-3 of our report on the consolidated financial statements of Benihana Inc. and subsidiaries (the "Company") dated June 22, 2005, and of our report on internal control over financial reporting dated June 22, 2005 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 27, 2005 and to the reference to us under the heading "Experts" in such Registration Statements.


Deloitte & Touche LLP

Miami, Florida
June 22, 2005





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